Exhibit 99.1

NETLIST APPOINTS CHARLES F. CARGILE

TO BOARD OF DIRECTORS

IRVINE, CA — August 15, 2013 - Netlist, Inc. (NASDAQ: NLST), a leading provider of high performance memory solutions for the cloud computing and storage markets, today announced that Charles F. Cargile has been appointed to the Company’s Board of Directors and will serve as Chairman of the Netlist Audit Committee.

Cargile brings more than 20 years of industry experience to Netlist’s Board of Directors. He has an extensive background in strategic development, capital structures and international operations. He currently serves as Senior Vice President, Chief Financial Officer and Treasurer of Newport Corporation a publicly-traded global supplier of advanced-technology products and systems.  Cargile has been the Chief Financial Officer at Newport for 13 years and has been responsible for all aspects of finance, accounting, information technology and strategic planning, including mergers and acquisitions.  Prior to Newport, Cargile held a number of executive positions at York International Corporation and Flowserve Corporation.

“We are very pleased to have Chuck join our Board of Directors,” said C.K. Hong, Chairman and Chief Executive Officer of Netlist. “With his extensive financial and strategic planning expertise, Chuck is well-suited to help guide Netlist as we execute on our financial and business strategies.”

Cargile holds a Bachelor of Science degree in Accounting from Oklahoma State University and a Master’s degree in Business Administration from the Marshall School of Business at the University of Southern California.

About Netlist:

Netlist, Inc. designs and manufactures high-performance, logic-based memory subsystems for server and storage applications for cloud computing. Netlist’s flagship products include HyperCloud®, a patented memory technology that breaks traditional performance barriers, NVvault™ and EXPRESSvault™ family of products that significantly accelerate system performance and provide mission critical fault tolerance, and a broad portfolio of industrial Flash and specialty memory subsystems including VLP (very low profile) DIMMs and Planar-X RDIMMs.

Netlist develops technology solutions for customer applications in which high-speed, high-capacity, small form factor and efficient heat dissipation are key requirements for system memory. These customers include OEMs that design and build tower, rack-mounted, and blade servers, high-performance computing clusters, engineering workstations and telecommunications equipment. Founded in 2000, Netlist is headquartered in Irvine, CA with manufacturing facilities in Suzhou, People’s Republic of China and an engineering design center in Silicon Valley, CA. Learn more at www.netlist.com.

# # #

For more information, please contact:

Brainerd Communicators, Inc.

Aakash Mehta/Mike Smargiassi

NLST@braincomm.com

(212) 986-6667